Independent Bank to Build New Corporate Campus at Craig Ranch

McKinney, Texas, July 27, 2017 -- Independent Bank Group, Inc. (NASDAQ:IBTX), the holding company for Independent Bank, announced today, a tentative agreement with the City of McKinney and the McKinney Economic Development Corporation (MEDC) to build a new corporate headquarters located at the McKinney Corporate Center Craig Ranch.

McKinney-based Independent Bank is an $8.6 billion regional bank deeply rooted in the communities they serve. Since their initial public offering in 2013, their high-performance, purpose-driven banking led their growth and as a result, increased their employee-base from approximately 340 to more than 1,000. They currently operate 82 banking offices throughout Texas and Colorado, up from 30 in 2013.
Positioned at State Highway 121 and Grand Ranch Parkway, they plan to close on the 10.4-acre parcel this August with an anticipated occupancy in spring of 2019.
Independent Bank is founded on the belief that they have a responsibility to build healthy communities from within and is led by a team committed to a strong corporate culture. They join side-by-side with businesses, nonprofit organizations and their employees to give back and make a positive difference. “We’re proud to employ the best of the best at Independent Bank,” explains Independent Bank CEO David Brooks. “Building our new Corporate Headquarters closer to the metroplex and DFW Airport supports our recruiting and retention efforts, which is essential to attracting and retaining employees who will join our efforts and continued growth.”
“McKinney is poised for new business growth and these are the types of businesses we are looking to recruit and retain for our rapidly growing city,” said Mayor George Fuller. “Their progressive business climate and long-term commitment to McKinney makes Independent Bank the ideal anchor for the McKinney Corporate Center Craig Ranch.”
Craig Ranch developer David Craig added, "Mr. Brooks has been a stalwart in the McKinney community as a past City Councilman, McKinney ISD Board President and in various other positions, which have been a factor in McKinney’s growth. Now he is adding to that growth by positioning his company in the McKinney Corporate Center Craig Ranch. We are thrilled to welcome Mr. Brooks and Independent Bank as an integral part of Craig Ranch moving forward.”
About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates banking offices in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Contacts: Analysts/Investors:
Michelle Hickox
Executive Vice President and Chief Financial Officer
(972) 562-9004
mhickox@ibtx.com

Media:
Peggy Smolen
Marketing and Communications Director
(972) 562-9004
psmolen@ibtx.com

Source: Independent Bank Group, Inc.